Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Endava plc:

We consent to the use of our reports dated October 31, 2022, with respect to the consolidated financial statements of Endava plc, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

London, United Kingdom
October 31, 2022